AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 2003

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLDEN STAR RESOURCES LTD.

(Exact name of registrant as specified in its charter)

CANADA	98-0101955
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10579 Bradford Road, Suite 103
Littleton, Colorado, 80127-4247
(303) 830-9000
(Address, including zip code, and telephone number,
including area code, of principal executive offices)

Allan J. Marter, Chief Financial Officer
Golden Star Resources Ltd.
10579 Bradford Road, Suite 103
Littleton, Colorado, 80127-4247
(303) 830-9000
(Name, address, including zip code, and
telephone number, including area code, of agent for service)

With Copies To
Deborah J. Friedman
Michelle H. Shepston
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
(303) 892-9400

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum
Title of each class of		maximum offering	aggregate offering	Amount of
securities to be registered	Amount registered	price per unit	price	registration fee

Common Shares, without par value (1)	1,705,000	$1.98 (2)	$3,375,900 (2)	$273

(1)	These shares are issuable upon exercise of common share purchase warrants issued as compensation to the underwriters of our July 2002 and February 2003 public offerings.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low prices of the common shares on the American Stock Exchange on May 6, 2003 ($1.98).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 13, 2003

PROSPECTUS

GOLDEN STAR RESOURCES LTD.

1,705,000 Common Shares

     The common shares covered by this prospectus are issuable upon exercise of common share purchase warrants granted as compensation to the underwriters of our July 2002 and February 2003 public offerings. As of the date of this prospectus, the warrants are owned by the selling shareholders listed on page 17. We are registering the common shares in order to permit the selling shareholders to offer the shares for resale from time to time.

     The selling shareholders may sell the shares from time to time at fixed prices, market prices, prices related to the prevailing market prices, or at negotiated prices, and may engage a broker or dealer to sell the shares. We will not receive any proceeds from the sale of the shares, but we will bear the costs relating to the registration of the shares.

     This prospectus provides you with a general description of the securities that the selling shareholders may offer. The accompanying prospectus supplement sets forth specific information with regard to the particular securities being offered and may add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement, together with any additional information which is incorporated by reference into this prospectus. For additional information on the selling shareholders, the common shares and warrants owned by the selling shareholders and the methods of sale, you should refer to the sections entitled “Selling Shareholders” and “Plan of Distribution.”

     Our common shares are traded on the American Stock Exchange under the symbol “GSS,” the Toronto Stock Exchange under the symbol “GSC” and the Berlin Stock Exchange under the symbol “GS5.”

     References in this Prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.

     This prospectus may not be used to offer and sell securities unless accompanied by the applicable prospectus supplement.

     The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” beginning on page 6 of this prospectus in determining whether to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003.

WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
OUR BUSINESS
RISK FACTORS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF COMMON SHARES
LEGAL MATTERS
EXPERTS
SIGNATURES
EXHIBIT INDEX
EX-5 Opinion on Legality/Consent of Field LLP
EX-23.1 Consent of PricewaterhouseCoopers LLP
EX-23.3 Consent of Associated Mining Consultants

     You should rely only on information contained or incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with information different from that contained or incorporated in this prospectus.

     Neither we nor the selling shareholders are making an offer of these securities in any jurisdiction where the offering is not permitted.

     You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other the date on the front of this prospectus or the dates of the documents incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. The SEC maintains a web site (http://www.sec.gov) on which our reports, proxy statements and other information are made available. Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

     We have filed with the SEC a Registration Statement on Form S-3, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and the exhibits to the Registration Statement for further information with respect to our company and the securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and in prior reports. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered pursuant to this prospectus have been sold.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2002;

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

3.	Reports on Form 8-K filed on January 23, 2003, February 7, 2003, February 11, 2003, February 14, 2003 and May 6, 2003; and

4.	Our Registration Statement on Form 8-A, filed June 18, 2002, which contains a description of our capital stock.

     We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to Investor Relations, Golden Star Resources Ltd., 10579 Bradford Road, Suite 103, Littleton, Colorado, 80127-4247, telephone (303) 830-9000.

     The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, with respect to our financial condition, results of operations, business, prospects, plans, objectives, goals, strategies, future events, capital expenditure, and exploration and development efforts. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and similar expressions identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus.

     The following, in addition to the factors described in “Risk Factors” in the accompanying prospectus supplement, are among the factors that could cause actual results to differ materially from the forward-looking statements:

•	unexpected changes in business, legal, regulatory and economic conditions;

•	significant increases or decreases in gold prices;

•	timing and amount of production;

•	unanticipated grade changes;

•	unanticipated recovery or production problems;

•	mining and milling costs;

•	mining, metallurgy, processing, access, availability of materials and equipment, transportation of supplies and availability of utilities, including water and power;

•	uncertainties associated with developing a new mining operation, including potential cost over-runs and unreliability of estimates in early stages of mine development

•	determination of reserves;

•	changes in project parameters;

•	costs and timing of development of new reserves;

•	results of current and future exploration activities;

•	results of pending and future feasibility studies;

•	joint venture relationships;

•	political or economic instability, either globally or in the countries in which we operate;

•	local and community impacts and issues;

•	availability, terms, conditions and timing of receipt of government approvals;

•	accidents and labor disputes;

•	environmental costs and risks;

•	competitive factors, including competition for property acquisitions; and

•	financial market conditions and the availability of financing on reasonable terms.

     These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus, in an accompanying prospectus supplement and in any documents incorporated by reference into this prospectus and the related prospectus supplement. We undertake no obligation to update forward-looking statements.

OUR BUSINESS

     We are an international gold mining and exploration company. Since 1999, we have moved away from a primarily exploration focus in South America, to a primarily production and exploration focus in West Africa. We own 90% interests in two properties in Ghana, the Bogoso/Prestea open pit mine and related properties and the Wassa project. We operate the Bogoso/Prestea mine, with ore mined at the Prestea property being processed at the Bogoso processing plant. We also own an approximately 57% managing interest in the currently inactive Prestea underground mine. We are conducting a feasibility study with a view to entering into production at the former Wassa mine, which was shut down by its former owner in 2001. In addition, through our 73% owned subsidiary, Guyanor Ressources S.A., we have interests in several gold exploration properties in French Guiana. We also have a number of exploration properties and interests in South America, but we are not presently committing significant resources to the development of these properties.

     Our principal executive offices are located at 10579 Bradford Road, Suite 103, Littleton, Colorado 80127-4247, and our telephone number is (303) 830-9000. Our registered and records office is located at c/o Koffman Kalef, Suite 1900, 885 West Georgia Street, Vancouver, British Columbia, Canada V6C 3H4.

RISK FACTORS

     An investment in the securities involves a high degree of risk. You should consider the following discussion of risks in addition to the other information in this prospectus before purchasing any of the securities. In addition to historical information, the information in this prospectus contains “forward-looking” statements about our future business and performance. Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus. The risks below address some of the factors that may affect our future operating results and financial performance.

Financial Risks

Our business is substantially dependent on gold prices.

     The price of our common shares, our financial results and our exploration, development and mining activities have previously been, and may in the future be, significantly adversely affected by declines in the price of gold. The price of gold is volatile and is affected by numerous factors beyond our control such as the sale or purchase of gold by various central banks and financial institutions, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional demand, and the political and economic conditions of major gold-producing countries throughout the world. If gold prices were to decline significantly or for an extended period of time, we might be unable to continue our operations, develop our properties or fulfill our obligations under our agreements with our partners or under our permits and licenses. As a result, we could lose our interest in, or may be forced to sell, some of our properties.

     Furthermore, reserve calculations and life-of-mine plans using significantly lower gold prices could result in material write-downs of our investment in mining properties and increased amortization, reclamation and closure charges.

We have recorded substantial losses in recent years.

     While we were profitable in the first quarter of 2003 and in 2002, we reported net losses of $20.6 million in 2001, $14.9 million in 2000, $24.4 million in 1999 and $22.2 million in 1998. Numerous factors, including declining gold prices, lower than expected ore grades or higher than expected operating costs, and impairment write-offs of mine property and/or exploration property costs could cause us to become unprofitable in the future. Any future operating losses may make financing our operations and our business strategy, or raising additional capital, difficult or impossible and may materially and adversely affect our operating results and financial condition.

Our obligations may strain our financial position and impede our business strategy.

     We had total debts and liabilities as of March 31, 2003 of $16.2 million, including $2.6 million payable to financial institutions, $6.4 million of current trade payables and accrued current liabilities and $7.2 million in environmental rehabilitation liabilities. We expect that our liabilities will increase as a result of our corporate development activities. This indebtedness may have important consequences, including the following:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, operating and exploration costs and other general corporate requirements;

•	requiring us to dedicate a significant portion of our cash flow from operations to make debt service payments, which would reduce our ability to fund working capital, capital expenditures, operating and exploration costs and other general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	placing us at a disadvantage when compared to our competitors that have less debt relative to their market capitalization.

Our estimates of reserves and mineralized material may be inaccurate.

     There are numerous uncertainties inherent in estimating proven and probable reserves and mineralized material, including many factors beyond our control. The estimation of mineralized material and reserves is a subjective process, and the accuracy of any such estimates are a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation, which may prove to be unreliable. There can be no assurance that these estimates will be accurate, that reserves and other mineralization figures will be accurate, or that reserves or mineralization could be mined or processed profitably.

     Fluctuation in gold prices, results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate may require revision of such estimate. The volume and grade of reserves mined and processed and recovery rates may not be the same as currently anticipated. Any material reductions in estimates of our reserves and other mineralization, or of our ability to extract these reserves or mineralization, could have a material adverse effect on our results of operations and financial condition.

We currently have only one source of operational cash flows.

     While we have recently received significant infusions of cash from sales of equity, our only internal source of funds is operational cash flows from Bogoso/Prestea. The anticipated continuing exploration and development of our properties will require significant expenditures over the next several years. We expect that these expenditures will exceed free cash flows generated by Bogoso/Prestea during that period, and therefore we may be required to use our excess cash and may in the future require additional outside capital. Lower gold prices during the five years prior to 2002 adversely affected our ability to obtain financing, and recurring lower gold prices could have similar effects in the future. We cannot assure you that in the future we will be able to obtain adequate financing on acceptable terms. If we are unable to obtain additional financing, we may need to delay or indefinitely postpone further exploration and development of our properties, and as a result, we could lose our interest in, or may be forced to sell, some of our properties.

Implementation of a hedging program might be unsuccessful and incur losses.

     We continue to review whether or not, in light of the potential for gold prices to fall, if it would be appropriate to establish a hedging program. To date, we have not decided to implement a hedging program, although we have purchased and expect to continue to purchase puts from time to time, which give us the right to sell gold in the future at a fixed price. The implementation of a hedging program may not, however, protect adequately against declines in the price of gold.

     In addition, although a hedging program may protect us from a decline in the price of gold, it might also prevent us from benefiting fully from price increases. For example, as part of a hedging program, we could be obligated to sell gold at a price lower than the then-current market price. Finally, if unsuccessful, the costs of any hedging program may further deplete our financial resources.

We are subject to fluctuations in currency exchange rates, which could materially adversely affect our financial position.

     Our revenues are in United States dollars, and we maintain most of our working capital in United States dollars or United States dollar-denominated securities. We convert funds to foreign currencies as payment obligations become due. A significant portion of the operating costs at Bogoso/Prestea is based on the Ghanaian currency, the Cedi. Bogoso Gold Limited (“BGL”) is required to convert only 20% of the foreign exchange proceeds that BGL receives from selling gold into Cedis, but the Government of Ghana could require BGL to convert a higher percentage of such sales proceeds into Cedis in the future. In addition, we currently have future obligations that are payable in Euros, and receivables collectible in Euros. Accordingly, we are subject to fluctuations in the rates of currency exchange between the United States dollar and these currencies, and such fluctuations may materially affect our financial position and results of operations. We currently do not hedge against currency exchange risks.

There may be no opportunity to evaluate the merits or risks of any future acquisition undertaken by us.

     As a key element of our growth strategy, we have stepped up the active pursuit of acquisitions of producing, development and advanced stage exploration properties and companies. We are actively investigating potential acquisition and merger candidates. Acquisition and merger transactions in our business are often initiated and completed over a particularly short period of time. Risks related to acquiring and operating acquired properties and companies, could have a material adverse effect on our results of operations and financial condition. In addition, to acquire properties and companies, we would use available cash, incur debt, issue our common shares or other securities, or a combination of any one or more of these. This could limit our flexibility to raise capital, to operate, explore and develop our properties and to make additional acquisitions, and could further dilute and decrease the trading price of our common shares. There may be no opportunity for our shareholders to evaluate the merits or risks of any future acquisition undertaken by us except as required by applicable laws and regulations.

Risks inherent in acquisitions that we may undertake could adversely affect our growth and financial condition.

     We are actively pursuing the acquisition of producing, development and advanced stage exploration properties and companies. Acquisition transactions involve inherent risks, including:

•	accurately assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates;

•	ability to achieve identified and anticipated operating and financial synergies;

•	unanticipated costs;

•	diversion of management attention from existing business;

•	potential loss of our key employees or the key employees of any business we acquire; and

•	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition.

     Any one or more of these factors or other risks could cause us not to realize the benefits anticipated to result from the acquisition of properties or companies, and could have a material adverse effect on our ability to grow and on our financial condition.

We are subject to litigation risks.

     All industries, including the mining industry, are subject to legal claims, with and without merit. We are involved in various routine legal proceedings incidental to our business. We believe it is unlikely that the final outcome of these legal proceedings will have a material adverse effect on our financial position or results of operation. However, defense and settlement costs can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, there can be no assurance that the resolution of any particular legal proceeding will not have a material effect on our financial position or results of operations.

Operational Risks

The technology, capital costs and cost of production of sulfide reserves and mineralized material at Bogoso/ Prestea are still subject to a number of uncertainties, including funding uncertainties.

     Based upon the completion of our Bogoso sulfide mining feasibility study in 2001 and its subsequent review by a qualified, independent mineral reserves consultant, the sulfide material on Bogoso and on various portions of Prestea has been included in our proven and probable reserves and constitutes approximately 40% of our reserves. While the sulfide feasibility study indicates that sulfide reserves can be profitably mined and processed at gold prices at or above $275 per ounce, the cost to retrofit the Bogoso mill to process sulfide ore would require a minimum of $20 million of new capital. We cannot assure you that we will have access to capital, whether from internal or external sources, in the required amounts or on acceptable terms. While the processing technology envisioned in the feasibility study has been successfully utilized at other mines, we cannot assure you, in spite of our testing, engineering and analysis, that the technology will perform successfully at commercial production levels on the Bogoso/Prestea ores.

Development of Wassa in Ghana is subject to a number of uncertainties.

     We are in the process of completing a feasibility study regarding the possible development of and commencement of production at Wassa in Ghana using conventional carbon-in-leach processing techniques. We cannot assure you that the results of the Wassa feasibility study will be favorable or that development or production will commence when we currently anticipate. If the feasibility study is favorable, we cannot assure you that development will be completed at the cost and on the schedule predicted in the feasibility study, or that production rates or costs anticipated in the feasibility study will be achieved. Any development of Wassa is subject to all of the risks described in this prospectus, including “Risk Factors — Operational Risks — The development and operation of our mining projects involve numerous uncertainties”.

Declining gold prices could reduce our estimates of reserves and mineralized material and could result in delays in development until we can make new estimates and determine new potential economic development options under the lower gold price assumptions.

     In addition to adversely affecting our reserve estimates and our financial condition, declining gold prices can impact operations by requiring a reassessment of the feasibility of a particular project. Such a reassessment may be the result of a management decision or may be required under financing arrangements related to the project. Even if the project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays or may interrupt operations until the reassessment can be completed.

We are subject to a number of operational hazards that can delay production or result in liability to us.

     Our activities are subject to a number of risks and hazards including:

•	environmental hazards;

•	discharge of pollutants or hazardous chemicals;

•	industrial accidents;

•	labor disputes;

•	supply problems and delays;

•	unusual or unexpected geological or operating conditions;

•	slope failures;

•	cave-ins of underground workings;

•	failure of pit walls or dams;

•	fire;

•	changes in the regulatory environment; and

•	natural phenomena such as inclement weather conditions, floods and earthquakes.

     These or other occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, delayed production, monetary losses and possible legal liability. We may incur liability as a result of pollution and other casualties. Satisfying such liabilities may be very costly and could have a material adverse effect on our financial position and results of operations.

Our mining operations are subject to numerous environmental laws and regulations that can adversely affect operating and development costs.

     We cannot assure you that compliance with existing regulations governing the discharge of materials into the environment, or otherwise relating to environmental protection, in the jurisdictions where we have projects will not have a material adverse effect on our exploration activities, results of operations or competitive position. New or expanded regulations, if adopted, could affect the exploration or development of our projects or otherwise have a material adverse effect on our operations.

     As a result of the foregoing risks, project expenditures, production quantities and rates and cash operating costs, among other things, may be materially and adversely affected and may differ materially from anticipated expenditures, production quantities and rates, and costs. In addition, estimated production dates may be delayed materially. Any such events could materially and adversely affect our business, financial condition, results of operations and cash flows.

The development and operation of our mining projects involve numerous uncertainties.

     Mine development projects, including our planned projects, typically require a number of years and significant expenditures during the development phase before production is possible.

     Development projects are subject to the completion of successful feasibility studies, issuance of necessary governmental permits and receipt of adequate financing. The economic feasibility of development projects is based on many factors such as:

•	estimation of reserves;

•	anticipated metallurgical recoveries;

•	future gold prices; and

•	anticipated capital and operating costs of such projects.

     Our mine development projects may have limited relevant operating history upon which to base estimates of future operating costs and capital requirements. Estimates of proven and probable reserves and operating costs determined in feasibility studies are based on geologic and engineering analyses.

     Any of the following events, among others, could affect the profitability or economic feasibility of a project:

•	unanticipated changes in grade and tonnage of ore to be mined and processed;

•	unanticipated adverse geotechnical conditions;

•	incorrect data on which engineering assumptions are made;

•	costs of constructing and operating a mine in a specific environment;

•	availability and cost of processing and refining facilities;

•	availability of economic sources of power;

•	adequacy of water supply;

•	adequate access to the site;

•	unanticipated transportation costs;

•	government regulations (including regulations relating to prices, royalties, duties, taxes, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands);

•	fluctuations in gold prices; and

•	accidents, labor actions and force majeure events.

     Adverse effects on the operations or further development of a project may also adversely affect our business, financial condition, results of operations and cash flow.

We need to continually obtain additional reserves for gold production.

     Because mines have limited lives based on proven and probable reserves, we must continually replace and expand our reserves as our mines produce gold. We currently estimate that Bogoso/Prestea has ten plus years of mine life remaining without the development of additional reserves, but our estimates may not be correct. Our ability to maintain or increase our annual production of gold will be dependent in significant part on our ability to bring new mines into production and to expand existing mines.

Gold exploration is highly speculative, involves substantial expenditures, and is frequently non-productive.

     Gold exploration involves a high degree of risk and exploration projects are frequently unsuccessful. Few prospects that are explored end up being ultimately developed into producing mines. To the extent that we continue to be involved in gold exploration, the long-term success of our operations will be related to the cost and success of our exploration programs. We cannot assure you that our gold exploration efforts will be successful. The risks associated with gold exploration include:

•	the identification of potential gold mineralization based on superficial analysis;

•	the quality of our management and our geological and technical expertise; and

•	the capital available for exploration and development.

     Substantial expenditures are required to determine if a project has economically mineable mineralization. It may take several years to establish proven and probable reserves and to develop and construct mining and processing facilities. As a result of these uncertainties, we cannot assure you that current and future exploration programs will result in the discovery of reserves, the expansion of our existing reserves and the development of mines.

We face competition from other mining companies in connection with the acquisition of properties.

     We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, precious metals. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.

Title to our mineral properties may be challenged.

     Our policy is to seek to confirm the validity of our rights to title to, or contract rights with respect to, each mineral property in which we have a material interest. However, we cannot guarantee that title to our properties will not be challenged. Title insurance generally is not available, and our ability to ensure that we have obtained secure claim to individual mineral properties or mining concessions may be severely constrained. We may not have conducted surveys of all of the properties in which we hold direct or indirect interests and, therefore, the precise area and location of these claims may be in doubt. Accordingly, our mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. In addition, we may be unable to operate our properties as permitted or to enforce our rights with respect to our properties.

We depend on the services of key executives.

     We are dependent on the services of key executives including our President and Chief Executive Officer and a small number of highly skilled and experienced executives and personnel. Due to the relatively small size of our company, the loss of these persons or our inability to attract and retain additional highly skilled employees may adversely affect the exploration and development of our properties, which could have a material adverse effect on our business and future operations.

Our insurance coverage may be insufficient.

     Our business is subject to a number of risks and hazards generally, including:

•	adverse environmental conditions;

•	industrial accidents;

•	labor disputes;

•	unusual or unexpected geological conditions;

•	ground or slope failures;

•	cave-ins;

•	changes in the regulatory environment; and

•	natural phenomena such as inclement weather conditions, floods and earthquakes.

     Such occurrences could result in:

•	damage to mineral properties or production facilities;

•	personal injury or death;

•	environmental damage to our properties or the properties of others;

•	delays in mining;

•	monetary losses; and

•	possible legal liability.

     Although we maintain insurance in amounts that we believe to be reasonable, our insurance will not cover all the potential risks associated with our business. We may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to us or to other companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which we cannot insure against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.

Governmental and Regulatory Risks

As a holding company, limitations on the ability of our operating subsidiaries to make distributions to us could adversely affect the funding of our operations.

     We are a holding company that conducts operations through foreign (principally African) subsidiaries and joint ventures, and substantially all of our assets consist of equity in such entities. Accordingly, any limitation on the transfer of cash or other assets between the parent corporation and such entities, or among such entities, could restrict our ability to fund our operations efficiently. Any such limitations, or the perception that such limitations may exist now or in the future, could have an adverse impact on our valuation and stock price.

We are subject to changes in the regulatory environment in Ghana.

     Our mining operations and exploration activities in Ghana are subject to extensive regulation governing various matters, including:

•	licensing	•	development
•	production	•	exports
•	taxes	•	imports
•	water disposal	•	labor standards
•	toxic substances	•	occupational health and safety
•	mine safety	•	environmental protections

     Compliance with these regulations increases the costs of the following:

•	planning	•	developing
•	designing	•	constructing
•	drilling	•	mine and other facilities closure
•	operating

     We believe that we are in substantial compliance with current laws and regulations in Ghana. However, these laws and regulations are subject to frequent change. For example, the Ghanaian government has adopted new, more stringent environmental regulations. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation of these laws and regulations could have a material adverse impact on us, cause a reduction in levels of production and delay or prevent the development or expansion of our properties in Ghana.

     Government regulations limit the proceeds from gold sales that may be withdrawn from Ghana. Changes in regulations that increase these restrictions could have a material adverse impact on us, as Bogoso/Prestea is our principal source of internally generated cash.

The Government of Ghana has the right to participate in the ownership and control of BGL and Wexford.

     The Ghanaian government currently has a 10% carried interest in BGL, the Prestea underground mine and Wexford Goldfields Limited (“Wexford”), our subsidiary which owns Wassa. The Ghanaian government also has or will have the right to acquire up to an additional 20% equity interest in BGL and Wexford for a price to be determined by agreement or arbitration. We cannot assure you that the government will not seek to acquire additional equity interests in our Ghanaian operations, or as to the purchase price that the Government of Ghana would pay for any additional equity interest. A reduction in our equity interest could reduce our income or cash flows from Bogoso/Prestea and amounts available to us for reinvestment.

We are subject to risks relating to exploration, development and operations in foreign countries.

     Certain laws, regulations and statutory provisions in certain countries in which we have mineral rights could, as they are currently written, have a material negative impact on our ability to develop or operate a commercial mine. For countries where we have exploration or development stage projects we intend to negotiate mineral agreements with the governments of these countries and seek variances or otherwise be exempted from the provisions of these laws, regulations and/or statutory provisions. We cannot assure you, however, that we will be successful in obtaining mineral agreements or variances or exemptions on commercially acceptable terms.

     Our assets and operations are affected by various political and economic uncertainties, including:

•	the risks of war or civil unrest;

•	expropriation and nationalization;

•	renegotiation or nullification of existing concessions, licenses, permits, and contracts;

•	illegal mining;

•	changes in taxation policies;

•	restrictions on foreign exchange and repatriation; and

•	changing political conditions, currency controls and governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

Illegal mining occurs on our properties, is difficult to control, can disrupt our business and expose us to liability.

     In Ghana and French Guiana, artisanal miners illegally work on our properties from time to time, despite the fact that we have hired security personnel to protect our properties. The presence of illegal miners could lead to project delays and disputes regarding the development or operation of commercial gold deposits. The work performed by the illegal miners could cause environmental damage or other damage to our properties, or personal injury or death for which we could potentially be held responsible.

Our activities are subject to complex laws, regulations and accounting standards that can adversely affect operating and development costs, the timing of operations, the ability to operate and financial results.

     Our business, mining operations and exploration and development activities are subject to extensive Canadian, U.S., Ghanaian and other foreign, federal, state, provincial, territorial and local laws and regulations governing exploration, development, production, exports, taxes, labor standards, waste disposal, protection of the environment, reclamation, historic and cultural resources preservation, mine safety and occupational health, toxic substances, reporting and other matters, as well as accounting standards. Compliance with these laws, regulations and standards or the imposition of new such requirements could adversely affect operating and development costs, the timing of operations, the ability to operate and financial results.

Market Risks

     The market price of our common shares may experience volatility and could decline significantly.

     Our common shares are listed on the American Stock Exchange, the Toronto Stock Exchange and the Berlin Stock Exchange. Securities of micro-cap and small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Our share price is also likely to be significantly affected by short-term changes in gold prices or in our financial condition or results of operations as reflected in our quarterly earnings reports. Other factors unrelated to our performance that may have an effect on the price of our common shares include the following:

•	the extent of analytical coverage available to investors concerning our business may be limited if investment banks with research capabilities do not continue to follow our securities;

•	the limited trading volume and general market interest in our securities may affect an investor’s ability to trade significant numbers of common shares;

•	the relatively small size of the public float will limit the ability of some institutions to invest in our securities;

•	under certain circumstances, our common shares could be classified as “penny stock” under applicable SEC rules; in that event, broker-dealers in the United States executing trades in our common shares would be subject to substantial administrative and procedural restrictions which could limit broker interest in involvement in our common shares; and

•	a substantial decline in our stock price that persists for a significant period of time could cause our securities to be delisted from the American Stock Exchange, the Toronto Stock Exchange and the Berlin Stock Exchange, further reducing market liquidity.

     As a result of any of these factors, the market price of our common shares at any given point in time may not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

You may have difficulty or be unable to enforce certain civil liabilities on us, certain of our directors and our experts.

     We are a Canadian corporation. Substantially all of our assets are located outside of Canada and the United States, and our head office is located in the United States. Additionally, a number of our directors and the experts named in this prospectus are residents of Canada. Although we have appointed Koffman Kalef, Suite 1900, 885 West Georgia Street, Vancouver, British Columbia and Field LLP, 1900, 350 — 7th Avenue S.W., Calgary, Alberta as our agents for service of process in the Provinces of British Columbia and Alberta respectively, it may not be possible for investors to collect judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation. It may also be difficult for you to effect service of process in connection with any action brought in the United States upon such directors and experts. Execution by United States courts of any judgment obtained against us, any of the directors, executive officers or experts named in this prospectus in United States courts would be limited to the assets of Golden Star Resources Ltd. or the assets of such persons or corporations, as the case may be, in the United States. The enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States is doubtful.

We do not anticipate paying dividends in the foreseeable future.

     We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. We do not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial condition, and current and anticipated cash needs.

Future sales of our common shares by our existing shareholders could decrease the trading price of the common shares.

     Sales of a large number of our common shares in the public markets, or the potential for such sales, could decrease the trading price of our common shares and could impair our ability to raise capital through future sales of our common shares. We completed sales of units, comprised of common shares and warrants, in January, July and December 2002 at prices significantly less than the current market price of our common shares. Accordingly, a significant number of our shareholders have an investment profit in our securities that they may seek to liquidate. Substantially all of our common shares not held by affiliates can be resold without material restriction in the United States, and Canada.

The existence of outstanding rights to purchase common shares may impair our ability to raise capital.

     As of April 30, 2003, approximately 28.2 million common shares are issuable on exercise of warrants, option or other rights to purchase common shares at prices ranging from Cdn$1.02 to Cdn$4.60. During the life of the warrants, options and other rights, the holders are given an opportunity to profit from a rise in the market price of our common shares with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period such rights are outstanding may be adversely affected, and the existence of the rights may have an adverse effect on the price of our common shares. The holders of the warrants, options and other rights can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.

USE OF PROCEEDS

     The selling shareholders will receive all of the proceeds from the sale of the common shares offered under this prospectus. We will pay all expenses incurred with respect to the registration of the common shares to be offered by the selling shareholders, but we will not be obligated to pay any underwriting fees, discounts or commissions in connection with the sale of the shares.

SELLING SHAREHOLDERS

     This prospectus relates to the sale of up to 1,705,000 common shares by the selling shareholders named in the table below. The common shares are issuable to the selling shareholders upon exercise of common share purchase warrants. The warrants were acquired by the selling shareholders as underwriters’ compensation in connection with our public offerings completed in July 2002 and February 2003. Each warrant entitles the holder to purchase one of our common shares. 770,000 warrants were granted on July 24, 2002 and are exercisable from July 24, 2003 until July 24, 2005 at an exercise price of Cdn$2.28 per share. The remaining 935,000 warrants were granted on February 14, 2003 and are exercisable from February 14, 2003 until May 14, 2004 at an exercise price of Cdn$3.00 per share. We are registering the common shares in order to permit the selling shareholders to offer the shares for resale from time to time.

     The following table lists the selling shareholders and the maximum number of common shares that each may sell under this prospectus. This information has been provided by the selling shareholders and is current as of April 30, 2003.

     The information provided in the following table regarding common shares being offered and owned after the offering assumes that each selling shareholder will sell all of the common shares acquired upon exercise of its warrant. Each selling shareholder may sell, transfer or otherwise dispose of, at any time or from time to time, all or a portion of the common shares in transactions exempt from the registration requirements of the Securities Act. Each selling shareholder may sell none, all or some portion of the common shares which it is eligible to sell under this prospectus. The number and percentage of common shares beneficially owned by each selling shareholder after an offering of its common shares may differ substantially from the information presented.

	Common Shares			Common Shares
	Owned Before Offering			Owned After Offering
	(including shares			(including shares
	underlying warrants)(1)			underlying warrants)(1)

Common Shares Being
Name of Selling Shareholder	Shares	Percent(2)	Offered(3)	Shares(4)	Percent(2)(4)

Canaccord Capital Corporation	665,500	*	665,500	0	*
BMO Nesbitt Burns Inc.	1,039,500	*	1,039,500	0	*

*	Less than 1%.

(1)	Includes common shares that would be owned by each selling shareholder if all warrants owned by it were exercised for common shares.

(2)	Calculated based on 107,589,251 common shares outstanding as of April 30, 2003.

(3)	Includes the total number of common shares issuable upon exercise of the 1,705,000 underwriter compensation warrants acquired by the selling shareholders. These common shares are included in the number and percentage of common shares owned before the offering. See footnote 1 above.

(4)	Assumes that each selling shareholder will sell all of its common shares being offered. In fact, each selling shareholder may sell none, all or some portion of its common shares being offered.

PLAN OF DISTRIBUTION

     The selling shareholders may offer their 1,705,000 common shares directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. For these purposes, “selling shareholders” includes donees, pledgees, transferees or other successors in interest of a selling shareholder, pursuant to a gift, distribution, or other transfer not constituting a sale. The selling shareholders may distribute the securities from time to time in one or more transactions that may take place through the American Stock Exchange or the Toronto Stock Exchange, including block trades or ordinary broker’s transactions, or through privately negotiated transactions, or through a combination of any of these methods of sale, at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. The selling shareholders may offer securities in the same offering, or in separate offerings. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the offeror(s) of the securities;

•	the terms of the securities to which the prospectus supplement relates;

•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds to be received from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

     In connection with the sale of securities, underwriters or agents may receive compensation from the selling shareholders or from purchasers in the form of discounts, concessions or commissions. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. The selling shareholders and any underwriters, agents and dealers participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them from us or the selling shareholders and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act.

     If so indicated in the prospectus supplement, the selling shareholders will authorize underwriters or other persons acting as agents to solicit offers by certain institutional investors to purchase securities from the selling shareholders, as applicable, pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but shall in all cases be subject to the approval of Golden Star. The obligations of the purchaser under any such contract will not be subject to any conditions except those set forth in the prospectus supplement.

     In connection with distributions of their common shares or otherwise, the selling shareholders may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with any hedging transactions, brokers, dealers or other financial institutions may engage in short sales of our common shares in the course of hedging the positions they assume with the selling shareholders. To the extent permitted by applicable law, the selling shareholders also may sell these shares short and redeliver the shares to close out such short positions.

     We have agreed to pay all of the expenses incident to the registration of the shares registered on behalf of the selling shareholders, other than discounts and selling concessions or commissions, if any. We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities arising under the Securities Act.

     The common shares offered by this prospectus have been listed on the Toronto Stock Exchange and the American Stock Exchange.

     The selling shareholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale. We have not engaged any broker, dealer or agent in connection with the distribution of these shares. The selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the common stock by the selling shareholders. This may affect the marketability of the common shares. There is no assurance that the selling shareholders will sell any or all of their common shares. In connection with the offer and sale of the shares, we have agreed to make available to the selling shareholders copies of this prospectus and any applicable prospectus supplement and have informed the selling shareholders of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers at or prior to the time of any sale of the shares covered by this prospectus.

     The common shares of the selling shareholders which are covered by this prospectus may qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this prospectus.

DESCRIPTION OF COMMON SHARES

     We are authorized to issue an unlimited number of common shares, without par value. As of April 30, 2003, there were 107,589,251 common shares outstanding.

Dividend Rights

     Holders of our common shares may receive dividends when, as and if declared by our board on the common shares, subject to the preferential dividend rights of any other classes or series of shares of our company. In no event may a dividend be declared or paid on the common shares if payment of the dividend would cause the realizable value of our company’s assets to be less than the aggregate of its liabilities and the amount required to redeem all of the shares having redemption or retraction rights, which are then outstanding.

Voting and Other Rights

     Holders of our common shares are entitled to one vote per share, and in general, all matters will be determined by a majority of votes cast.

Election of Directors

     All of the directors resign before each annual meeting of shareholders and are eligible for reelection. Directors are elected by a majority of votes cast.

Liquidation

     In the event of any liquidation, dissolution or winding up of Golden Star, holders of the common shares have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any preferred shares or other securities that may then be outstanding.

Redemption

     Golden Star common shares are not redeemable or convertible.

Rights Agreement

     Rights to purchase our common shares have been issued to holders of our common shares under a rights agreement between us and CIBC Mellon Trust Company. One right is attached to each common share. If the rights become exercisable following the occurrence of certain specified events, each right will entitle the holder, within certain limitations, to purchase one common share for Cdn$200, subject to adjustment. In certain events (including when a person or group becomes the beneficial owner of 20% or more of any class of our voting shares without complying with the “permitted bid” provisions of the rights agreement or without the approval of our board of directors), exercise of the rights would entitle the holders of the rights (other than the acquiring person or group) to acquire our common shares, or other securities or assets, with a market value equal to twice the rights purchase price. Accordingly, exercise of the rights may cause substantial dilution to a person who attempts to acquire us. The rights, which expire on June 30, 2004 (unless extended as provided in the rights agreement), may be redeemed at a price of Cdn$0.00001 per right at any time until a person or group has acquired 20% of our common shares, except as otherwise provided in the rights agreement. The rights agreement may have certain antitakeover effects.

Other Provisions

     All outstanding common shares are, and the common shares offered by this prospectus, if issued in the manner described in this prospectus and the applicable prospectus supplement, will be, fully paid and non-assessable.

     You should read the prospectus supplement relating to any offering of common shares, or of securities convertible, exchangeable or exercisable for common shares, for the terms of the offering, including the number of common shares offered, any initial offering price and market prices relating to the common shares.

     This section is a summary and may not describe every aspect of our common shares that may be important to you. We urge you to read our Articles of Arrangement and our bylaws, because they, and not this description, define your rights as a holder of our common shares. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

     CIBC Mellon Trust Company, The Oceanic Plaza, 1066 West Hastings Street, Suite 1600, Vancouver, BC V6E 3X1, is the transfer agent and registrar for our common shares.

LEGAL MATTERS

     Field LLP of Calgary, Alberta, Canada, has provided its opinion on the validity of the securities offered by this prospectus.

EXPERTS

     The financial statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 incorporated by reference in this prospectus have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The statements of reserves, production and mineral deposits at Bogoso/Prestea incorporated in this prospectus by reference from our annual report on Form 10-K for the year ended December 31, 2002 have been so included in reliance on the Qualifying Report on the Bogoso/Prestea Project, Ghana of Keith McCandlish, P.Geol., and Alan L. Craven, P.Eng., of Associated Mining Consultants Ltd. dated December 13, 2001 given on their authority as experts in mining engineering and geology.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     We will pay all expenses in connection with the issuance and distribution of the securities being registered. The following is an itemized statement of these expenses (all amounts are estimated except for the SEC fees):

SEC Registration Fee		$273
NASD Filing Fee*	$
Blue Sky Fees and Expenses*	$
Legal Fees*	$
Accountant’s Fees*	$
Trustee and Transfer Agent Fees*	$
Printing and Engraving*	$
Miscellaneous*	$
Total*	$

     *To be supplied in a prospectus supplement.

Item 15. Indemnification of Officers and Directors.

     Section 124 of the Canada Business Corporations Act (“CBCA”) provides for the indemnification of our directors and officers. Under these provisions, we may indemnify a director or officer of Golden Star, a former director or officer of Golden Star or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity (the “individual”) against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved by reason of their association with our company or other entity, if he fulfills the following two conditions:

a.	acted honestly and in good faith with a view to the best interests of Golden Star, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

b.	in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

     We may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the monies if the individual does not fulfill the conditions of sections (a) and (b) above.

     With the approval of a court, we may indemnify an individual, or advance monies, in respect of an action by or on our behalf or by or on behalf of another entity to procure a judgment in its favor to which the individual is made a party because of the individual’s association with Golden Star or other entity against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfills the conditions in clause (a) and (b) above.

     Notwithstanding the foregoing, an individual referred to above is entitled to indemnification from us in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with us or other entity, if the individual seeking indemnity:

a.	was not judged by the court of other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

b.	fulfills the conditions set out in clause (a) and (b) referred to above.

     Effective November 24, 2001 the provisions of the CBCA relating to the indemnification of officers, directors and others were significantly amended. Our bylaws were amended and restated to reflect the changes to the CBCA. In addition, our bylaws provide that we also shall indemnify any such person in such other circumstance as the CBCA or law permits or requires. We have entered into agreements with our directors and officers indemnifying such directors and officers to the extent permitted by the CBCA and our bylaws.

     We maintain a directors’ and officers’ liability insurance policy which insures directors and officers for losses as a result of claims based upon the acts or omissions as directors and officers of us, including liabilities arising under the Securities Act of 1933, and also reimburses us for payments made pursuant to the indemnity provisions under the CBCA.

Item 16. Exhibits.

4.1	Incorporating Documents of the Company, including: Articles of Arrangement dated May 14, 1992, with Plan of Arrangement attached, with Certificate of Amendment with respect thereto dated May 15, 1992; Certificate of Amendment dated May 15, 1992, with Articles of Amendment; Certificate of Amendment dated March 26, 1993, with Articles of Amendment; Articles of Arrangement dated March 7, 1995, with Plan of Arrangement attached, with Certificate of Amendment with respect thereto dated March 14, 1995; Certificate of Amendment dated July 29, 1996, with Articles of Amendment; and Certificate of Amendment dated July 10, 2002, with Articles of Amendment (all incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on January 23, 2003)

4.2	Bylaws of the Company, including: Bylaw Number One, amended and restated as of April 3, 2002 (2); Bylaw Number Two, effective May 15, 1992 (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on January 23, 2003); and Bylaw Number Three, effective May 15, 1992 (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on January 23, 2003)

4.3	Rights Agreement dated as of April 24, 1996, between the Company and the R-M Trust Company as Rights Agent (incorporated by reference to Exhibit 4.3 to the Company’s Form 8-K filed on January 23, 2003); Amendment to Rights Agreement between the Company and CIBC Mellon Trust Company (formerly, the R-M Trust Company) dated as of June 30, 1999 (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q for the period ended June 30, 1999)

4.4	Form of Specimen Certificate for Common Shares (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3/A (Reg. No. 333-91666), filed on July 15, 2002)

5	Opinion on Legality

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Field LLP (see Exhibit 5)

23.3	Consent of Associated Mining Consultants Ltd.

24	Power of Attorney (included on signature page hereof)

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Littleton, Colorado, on May 12, 2003.

GOLDEN STAR RESOURCES LTD.

By:	/s/ Peter J. Bradford

Peter J. Bradford
President and Chief Executive Officer

     Each of the undersigned hereby constitutes and appoints Peter J. Bradford, Allan J. Marter, and each of them, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and any other instruments or documents that said attorneys-in-fact and agents may deem necessary or advisable, to enable Golden Star Resources Ltd. to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert R. Stone Robert R. Stone	Chairman of the Board of Directors	May 12, 2003

/s/ Peter J. Bradford Peter J. Bradford	President, Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2003

/s/ David K. Fagin David K. Fagin	Director	May 12, 2003

/s/ Ian MacGregor Ian MacGregor	Director	May 12, 2003

/s/ James E. Askew James E. Askew	Director	May 12, 2003

/s/ Allan J. Marter Allan J. Marter	Chief Financial Officer (Principal Financial and Accounting Officer)	May 12, 2003

EXHIBIT INDEX

Exhibit No.	Description

4.1	Incorporating Documents of the Company, including: Articles of Arrangement dated May 14, 1992, with Plan of Arrangement attached, with Certificate of Amendment with respect thereto dated May 15, 1992; Certificate of Amendment dated May 15, 1992, with Articles of Amendment; Certificate of Amendment dated March 26, 1993, with Articles of Amendment; Articles of Arrangement dated March 7, 1995, with Plan of Arrangement attached, with Certificate of Amendment with respect thereto dated March 14, 1995; Certificate of Amendment dated July 29, 1996, with Articles of Amendment; and Certificate of Amendment dated July 10, 2002, with Articles of Amendment (all incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on January 23, 2003)
4.2	Bylaws of the Company, including: Bylaw Number One, amended and restated as of April 3, 2002 (2); Bylaw Number Two, effective May 15, 1992 (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on January 23, 2003); and Bylaw Number Three, effective May 15, 1992 (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on January 23, 2003)
4.3	Rights Agreement dated as of April 24, 1996, between the Company and the R-M Trust Company as Rights Agent (incorporated by reference to Exhibit 4.3 to the Company’s Form 8-K filed on January 23, 2003); Amendment to Rights Agreement between the Company and CIBC Mellon Trust Company (formerly, the R-M Trust Company) dated as of June 30, 1999 (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q for the period ended June 30, 1999)
4.4	Form of Specimen Certificate for Common Shares (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3/A (Reg. No. 333-91666), filed on July 15, 2002)
5	Opinion on Legality
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Field LLP (see Exhibit 5)
23.3	Consent of Associated Mining Consultants Ltd.
24	Power of Attorney (included on signature page hereof)